Exhibit 99.5

CONSENT OF JOSEPH J. THOMAS

November 14, 2017

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 filed by Old Line Bancshares, Inc. (“Old Line Bancshares”), and in any amendment thereto and any amendment or supplement to the joint proxy statement/prospectus contained therein (collectively, the “Registration Statement”), as a person who is about to become a director of Old Line Bancshares following the completion of the merger (as defined in the Registration Statement). The undersigned also consents to the filing of this consent as an exhibit to the Registration Statement.

/s/ Joseph J. Thomas
Joseph J. Thomas